EXHIBIT 99


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                                                              sea containers ltd
                                                                    news release



              SEA CONTAINERS COMPLETES SALE OF SILJA FERRY BUSINESS


Hamilton, Bermuda, July 19, 2006.   Sea Containers Ltd. (NYSE: SCRA and SCRB,
www.seacontainers.com) announced today that it has completed the sale of its Baltic ferry subsidiary Silja Oy Ab to Estonian ferry operator AS Tallink Grupp (TSE:TAL1T ET, www.tallink.com).

The sale, which was announced on June 12, was subject to receipt of regulatory approvals from Finnish, Swedish and Estonian competition authorities, all of which have been granted. The consideration for the sale of Silja's core business is (euro)450 million cash ($563 million) and 5 million ordinary shares in Tallink (equivalent to $22 million). Corporate approval was given by Tallink shareholders at an EGM on June 22.

The transaction does not include Silja's fast ferry services from Helsinki, Finland to Tallinn, Estonia and the two SuperSeaCat ferries, which will be retained by Sea Containers and operated as a stand-alone business under the SuperSeaCat brand name.

The sale of Silja will be used to pay approximately $503 million related bank debt.


                                      ENDS


For further information:
Lisa Barnard
Director of Communications, Sea Containers group of companies
Tel: +44 207 805 5550
Email: lisa.barnard@seacontainers.com

Investor Relations enquiries:
William W. Galvin III, the Galvin Partnership
Tel: +1 (203) 618 9800
Email: wwg@galvinpartners.com







                    Sea Containers Ltd., 22 Victoria Street,
                    P.O. Box HM 1179, Hamilton HMEX, Bermuda